Exhibit 10.5

HLSS SERVICER ADVANCE RECEIVABLES TRUST

as Issuer

and

DEUTSCHE BANK NATIONAL TRUST COMPANY

as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary

and

HLSS HOLDINGS, LLC,

as Administrator and as Servicer (on and after the MSR Transfer Date)

and

OCWEN LOAN SERVICING, LLC,

as a Subservicer and as Servicer (prior to the MSR Transfer Date)

and

BARCLAYS BANK PLC,

as Administrative Agent

SERIES 2012-T1

INDENTURE SUPPLEMENT

Dated as of September 13, 2012

to

SECOND AMENDED AND RESTATED INDENTURE

Dated as of September 13, 2012

HLSS SERVICER ADVANCE RECEIVABLES TRUST

ADVANCE RECEIVABLES BACKED NOTES,

SERIES 2012-T1

- i -

THIS SERIES 2012-T1 INDENTURE SUPPLEMENT (this “Indenture Supplement”), dated as of September 13, 2012, is made by and among HLSS SERVICER ADVANCE RECEIVABLES TRUST, a statutory trust organized under the laws of the State of Delaware (the “Issuer”), DEUTSCHE BANK NATIONAL TRUST COMPANY, a national banking association, as trustee (the “Indenture Trustee”), as calculation agent (the “Calculation Agent”), as paying agent (the “Paying Agent”) and as securities intermediary (the “Securities Intermediary”), HLSS HOLDINGS, LLC, a Delaware limited liability company (“HLSS”), as Administrator on behalf of the Issuer, as owner of the economics associated with the servicing under the Designated Servicing Agreements, and, from and after the MSR Transfer Date (as defined below), as Servicer under the Designated Servicing Agreements, OCWEN LOAN SERVICING, LLC (“OLS”), as a Subservicer, and as Servicer prior to the MSR Transfer Date, BARCLAYS BANK PLC, a public limited company formed under the laws of England and Wales, as Administrative Agent (as defined below). This Indenture Supplement relates to and is executed pursuant to that certain Second Amended and Restated Indenture (the “Base Indenture”) supplemented hereby, dated as of September 13, 2012, among the Issuer, the Servicer, the Administrator and the Indenture Trustee, the Calculation Agent, the Paying Agent, the Securities Intermediary and the Administrative Agent, all the provisions of which are incorporated herein as modified hereby and shall be a part of this Indenture Supplement as if set forth herein in full (the Base Indenture as so supplemented by this Indenture Supplement being referred to as the “Indenture”).

Capitalized terms used and not otherwise defined herein shall have the respective meanings given them in the Base Indenture.

PRELIMINARY STATEMENT

The Issuer has duly authorized the issuance of a Series of Notes, the Series 2012-T1 Notes (the “Series 2012-T1 Notes”). The parties are entering this Indenture Supplement to document the terms of the issuance of the Series 2012-T1 Notes. The Series 2012-T1 Notes are issued in four (4) Classes of Term Notes (Class A-T1, Class B-T1, Class C-T1 and Class D-T1), with the Initial Note Balances, Stated Maturity Dates, Revolving Period, Note Interest Rates, Expected Repayment Dates and other terms as specified in this Indenture Supplement, to be known as the Advance Receivables Backed Notes, Series 2012-T1, secured by the Trust Estate Granted to the Indenture Trustee pursuant to the Base Indenture. The Indenture Trustee shall hold the Trust Estate as collateral security for the benefit of the Holders of the Series 2012-T1 Notes and all other Series of Notes issued under the Indenture as described therein. In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Base Indenture, the terms and provisions of this Indenture Supplement shall govern to the extent of such conflict.

Section 1. Creation of Series 2012-T1 Notes.

There are hereby created, effective as of the Issue Date, the Series 2012-T1 Notes, to be issued pursuant to the Base Indenture and this Indenture Supplement, to be known as “HLSS Servicer Advance Receivables Trust 2012-T1 Advance Receivables Backed Notes, Series 2012-T1 Notes.” The Series 2012-T1 Notes shall not be subordinated to any other Notes. The Series 2012-T1 Notes are issued in four Classes of Term Notes.

Section 2. Defined Terms.

With respect to the Series 2012-T1 Notes and in addition to or in replacement for the definitions set forth in Section 1.1 of the Base Indenture, the following definitions shall be assigned to the defined terms set forth below:

“Adjusted Tangible Equity”: As of any date of determination, the excess of (i) total assets (net of goodwill and intangible assets), but including MSRs, over (ii) total liabilities on such date, calculated in accordance with GAAP; provided, that the Administrative Agent shall have the right to perform valuations of the MSRs on a quarterly basis or more frequently as reasonably requested by the Administrative Agent, using a nationally recognized third party appraiser with expertise evaluating MSRs approved by both the Administrative Agent and HLSS, at HLSS’s expense, and any such valuations shall be the MSR value for purposes of determining “Adjusted Tangible Equity”.

“Adjusted Tangible Equity Requirement”: A requirement that HLSS hold Adjusted Tangible Equity equal to the greater of (1) $25,000,000 and (2) the sum of (a) 0.25% of the aggregate unpaid principal balance of all mortgage loans as to which HLSS holds the rights to service or the rights to the MSRs, together with the obligation to fund related servicer advances, plus (b) 5.00% of the aggregate amount of all servicer advances made by HLSS that remain unreimbursed.

“Administrative Agent” means, for so long as the Series 2012-T1 Notes have not been paid in full: (i) with respect to the provisions of this Indenture Supplement, Barclays Bank PLC, or an Affiliate or successor thereto; and (ii) with respect to the provisions of the Base Indenture, and notwithstanding the terms and provisions of any other Indenture Supplement, together, Barclays Bank PLC, Wells Fargo Securities, LLC and such other parties as set forth in any other Indenture Supplement, or a respective Affiliate or any respective successor thereto. For the avoidance of doubt, reference to “it” or “its” with respect to the Administrative Agent in the Base Indenture shall mean “them” and “their,” and reference to the singular therein in relation to the Administrative Agent shall be construed as if plural.

“Advance Rates”: On any date of determination with respect to each Receivable related to any Class of Series 2012-T1 Notes, the percentage amount based on the Advance Type of such Receivable, as set forth below; provided, that in the event the Servicer’s (prior to the MSR Transfer Date) or the related Subservicer’s (on and after the MSR Transfer Date) sub-prime servicer rating is reduced below “Average,” the Advance Rates applicable to the Receivables related to such Class of Notes shall be equal to the Advance Rates prior to such ratings reduction minus 5.00%; and provided, that the Advance Rates applicable to the Receivables related to any Class of Notes shall be reduced by the Advance Rate Reduction Factor for such Class of Notes when the related Weighted Average Foreclosure Timeline exceeds fifteen (15) months; and provided, further, that the Advance Rate for any Receivable related to any Class of Notes shall be zero if such Receivable is not a Facility Eligible Receivable.

Advance Type / Class of Notes	Class A-T1 Term Notes	Class B-T1 Term Notes	Class C-T1 Term Notes	Class D-T1 Term Notes
P&I Advances (other than Servicing Fee Advances) in Non-Judicial States	86.25%	90.00%	92.00%	94.00%
P&I Advances (other than Servicing Fee Advances) in Judicial States	76.50%	84.25%	88.00%	91.50%
Servicing Fee Advances in Non-Judicial States	74.50%	80.75%	84.00%	87.25%
Servicing Fee Advances in Judicial States	38.75%	55.75%	64.75%	73.50%
Escrow Advances in Non-Judicial States	83.50%	87.75%	89.75%	91.75%
Escrow Advances in Judicial States	64.75%	76.00%	81.75%	87.00%
Corp Advances in Non-Judicial States	82.25%	87.00%	89.50%	92.25%
Corp Advances in Judicial States	70.75%	79.25%	83.75%	88.00%

“Advance Rate Reduction Factor” means, for any Class of Series 2012-T1 Notes, the product of (i) the quotient of the Note Interest Rate for such Class divided by 12, and(ii) the number of months by which the Weighted Average Foreclose Timeline exceeds fifteen (15) months.

“Advance Ratio” means, as of any date of determination with respect to any Designated Servicing Agreement, the ratio (expressed as a percentage), calculated as of the last day of the calendar month immediately preceding the calendar month in which such date occurs, of (i) the related PSA Stressed Non-Recoverable Advance Amount on such date over (ii) the aggregate monthly scheduled principal and interest payments for the calendar month immediately preceding the calendar month in which such date occurs with respect to all non-delinquent Mortgage Loans serviced under such Designated Servicing Agreement.

“Applicable Rating” means the rating assigned to each Class of the Series 2012-T1 Notes by S&P, as the Note Rating Agency, upon the issuance of such Class as set forth below:

(i) Class A-T1 Term Notes: AAA(sf);

(ii) Class B-T1 Term Notes: AA(sf);

(iii) Class C-T1 Term Notes: A(sf); and

(iv) Class D-T1 Term Notes: BBB(sf).

“Base Indenture” has the meaning assigned to such term in the Preamble.

“Base Rate” means, on any date, a fluctuating rate of interest per annum equal to the higher of (i) the Prime Rate on such date and (ii) the Federal Funds Rate on such date plus 0.50% per annum.

“Class A-T1 Term Notes” means, the Term Notes, Class A-T1, issued hereunder by the Issuer having an Initial Note Balance of $496,493,089.

“Class B-T1 Term Notes” means, the Term Notes, Class B-T1, issued hereunder by the Issuer having an Initial Note Balance of $52,176,277.

“Class C-T1 Term Notes” means, the Term Notes, Class C-T1, issued hereunder by the Issuer having an Initial Note Balance of $26,457,373.

“Class D-T1 Term Notes” means, the Term Notes, Class D-T1, issued hereunder by the Issuer having an Initial Note Balance of $24,873,259.

“Coefficient” means, for each Class of the Series 2012-T1 Notes, 0.08%.

“Commercial Paper Notes” means the promissory notes issued or to be issued by a Conduit Holder in the United States commercial paper market.

“Conduit Cost of Funds Rate” means, for each Interest Accrual Period, a rate per annum equal to (i) for any Conduit Holder of Series 2012-T1 Notes to the extent it funds its related Note Balance during such period by issuing asset-backed commercial paper, the sum of (A) the applicable CP Rate and (B) applicable, unpaid dealer fees and (ii) for any Noteholder to the extent it does not fund its Note Balance during such period by issuing asset-backed commercial paper, (A) One-Month LIBOR plus (B) 1.25% per annum, it being understood that the decision of how to fund its Note Balances will be in the good faith discretion of the related Noteholder, and the Indenture Trustee may assume the full Note Balance is funded by issuance of asset-backed commercial paper unless otherwise notified in writing by the Administrative Agent.

“Conduit Holder” means Sheffield Receivables Corporation or any other asset-backed commercial paper conduit administered by the Administrative Agent.

“Constant” means, for the Series 2012-T1 Notes, 1.00%.

“Corporate Trust Office” means the office of the Indenture Trustee at which at any particular time its corporate trust business will be administered, which office at the date hereof is located at 1761 East St. Andrew Place, Santa Ana, California 92705, Attention: Trust Administration – OC12S5.

“CP Rate” means (i) with respect to any Conduit Holder for any Interest Accrual Period (or any portion thereof), the per annum rate equivalent to the weighted average cost (as determined by the Administrative Agent, and which shall include commissions of placement agents and dealers not to exceed 0.05% of the face amount of the applicable Commercial Paper Notes, incremental carrying costs incurred with respect to Commercial Paper Notes maturing on dates other than those on which corresponding funds are received by such Conduit Holder, other borrowings by such Conduit Holder (other than under any Program Support Agreement) and any other costs associated with the issuance of Commercial Paper Notes) of or related to the issuance of Commercial Paper Notes that are allocated, in whole or in part to the funding of other assets of such Conduit Holder; provided, however, that if any component of such rate is a discount rate, in calculating the CP Rate for such Interest Accrual Period (or such portion thereof), any Conduit Holder (or the Administrative Agent on its behalf) shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum, and (ii) with respect to any other Holder of the Notes for any Interest Accrual Period (or portion thereof), the per annum rate notified by or on behalf of such Holder to the Administrative Agent as such Holder’s CP Rate for such Interest Accrual Period (or portion thereof).

“Eurodollar Disruption Event” means any of the following: (i) a good faith determination by any Holder of the Series 2012-T1 Notes that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) for such Holder to obtain United States dollars in the London interbank market to fund or maintain any portion of the Note Balances of such Notes during any Interest Accrual Period, (ii) a good faith determination by any Holder of the Series 2012-T1 Notes that the interest rates offered on deposits of United States dollars to such Holder in the London interbank market does not accurately reflect the cost to such Holder of purchasing, funding or maintaining any portion of the Note Balances of the Notes during any Interest Accrual Period, or (iii) the inability of any Holder of the Series 2012-T1 Notes to obtain United States dollars in the London interbank market to fund or maintain any portion of the Note Balances of such Notes for such Interest Accrual Period.

“Expected Repayment Date” for the Series 2012-T1 Notes means December 31, 2012.

“Expense Rate” means, as of any date of determination, with respect to the Series 2012-T1 Notes, the percentage equivalent of a fraction, (i) the numerator of which equals (A) the Series Allocation Percentage for such Series multiplied by the aggregate amount of Fees due and payable by the Issuer on the next succeeding Payment Date plus any expenses payable or reimbursable by the Issuer on the next succeeding Payment Date, up to the applicable Expense Limit, if any, prior to payments to the Holders of the Series 2012-T1 Notes, pursuant to this Indenture Supplement, the Base Indenture or any other Transaction Document that have been invoiced to the Indenture Trustee and the Administrator, plus (B) the aggregate amount of related Series Fees payable by the Issuer on the next succeeding Payment Date and (ii) the denominator of which equals the sum of the outstanding Note Balances of all Series 2012-T1 Notes at the close of business on such date.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the federal funds rates as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H. 15 (519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (New York City time).

“Fee Letter” means that certain Fee Letter Agreement, dated as of September 13, 2012, among the Administrative Agent, the sole lead arranger to such agreement, the Administrator, the Servicer and the Issuer.

“Increased Costs Limit” means for each Holder of a Series 2012-T1 Note, such Holder’s pro rata percentage (based on the Note Balance of such Holder’s Series 2012-T1 Notes) of 0.10% of the average aggregate Note Balance for all Classes of Series 2012-T1 Notes Outstanding for any twelve-month period.

“Index” means, for any Class of the Series 2012-T1 Notes, One-Month LIBOR, the Conduit Cost of Funds Rate or the Base Rate, as specified for such Class in the definition of “Note Interest Rate.”

“Initial Note Balance” means, for any Note or for any Class of Notes, the Note Balance of such Note upon issuance, as follows:

(i) Class A-T1 Term Notes: $496,493,089;

(ii) Class B-T1 Term Notes: $52,176,277;

(iii) Class C-T1 Term Notes: $26,457,373; and

(iv) Class D-T1 Term Notes: $24,873,259.

“Interest Accrual Period” means, for the Series 2012-T1 Notes and any Payment Date, the period beginning on the immediately preceding Payment Date (or, in the case of the first Payment Date, the Issue Date) and ending on the day immediately preceding the current Payment Date. The Interest Payment Amount for the Series 2012-T1 Notes on any Payment Date shall be determined based on the actual number of days in the Interest Accrual Period.

“Interest Day Count Convention” means the actual number of days in the related Interest Accrual Period divided by 360.

“Issue Date” means September 13, 2012.

“LIBOR” has the meaning assigned such term in Section 7 of this Indenture Supplement.

“LIBOR Determination Date” means for each Interest Accrual Period, the second London Banking Day prior to the commencement of such Interest Accrual Period.

“Liquidity Requirement” means the requirement that an entity have funds available to fund servicer advances, as of the close of business on the last Business Day of each calendar month, beginning March, 2012, in an amount at least equal to the lesser of (1) $100,000,000 and (2) the greater of (a) the sum of (i) 0.001% of the aggregate unpaid principal balance of all mortgage loans sub-serviced by such entity (i.e., without an obligation to fund servicer advances) plus (ii) 0.01% of the aggregate unpaid principal balance of all mortgage loans serviced by such entity (i.e., with the obligation to fund servicer advances) or as to which such entity holds rights to the servicing plus the obligation to fund servicer advances, plus (iii) 3.25% of the aggregate amount of all servicer advances made by such entity that remain unreimbursed, and (b) $25,000,000; provided, that at least the greater of (1) $15,000,000 and (2) 50% of such funds available, must consist of unrestricted cash on deposit in accounts held in the sole name of, and solely controlled by, such entity, free and clear of all Adverse Claims (including liens), and the remainder as undrawn and available borrowing capacity under committed servicer advance facilities and committed unsecured revolving loans made to such entity as borrower, as determined on such date of measurement, which undrawn and available borrowing capacity need not be presently collateralized.

“London Banking Day” means any day on which commercial banks and foreign exchange markets settle payment in both London and New York City.

“Low Threshold Servicing Agreement” means a Designated Servicing Agreement (i) for which the underlying Mortgage Loans have an unpaid principal balance less than $10,000,000, or (ii) contain fewer than 50 Mortgage Loans, as of the end of the most recently concluded calendar month, to the extent that such Receivable Balances, when added to the aggregate Receivable Balances of all Receivables outstanding with respect to Low Threshold Servicing Agreements, cause the total Receivable Balances attributable to Low Threshold Servicing Agreements to exceed 2.00% of the total Receivable Balances of all Receivables included in the Facility.

“Margin” means, for each Class of the Series 2012-T1 Notes, the per annum rate set forth or determined as described below:

(i) Class A-T1 Term Notes: 2.25%, subject to increase as described under “Note Interest Rate”;

(ii) Class B-T1 Term Notes: 5.25%;

(iii) Class C-T1 Term Notes: 6.25%; and

(iv) Class D-T1 Term Notes: 7.25%.

“Market Value Ratio” means, as of any date of determination with respect to a Designated Servicing Agreement, the ratio (expressed as a percentage) of (i) the lesser of (A) the Funded Advance Receivable Balance for such Designated Servicing Agreement on such date and (B) the aggregate of all Facility Eligible Receivables under such Designated Servicing Agreement on such date over (ii) the aggregate Net Property Value of the Mortgaged Properties and REO Properties for the Mortgage Loans serviced under such Designated Servicing Agreement on such date.

“Middle Threshold Servicing Agreement” means a Designated Servicing Agreement (i) for which the underlying Mortgage Loans have an unpaid principal balance greater than or equal to $10,000,000 but less than $25,000,000, or (ii) contain at least 50 but less than 125 Mortgage Loans, as of the end of the most recently concluded calendar month, to the extent the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances of all Receivables outstanding with respect to Middle Threshold Servicing Agreements, cause the total Receivable Balances attributable to Middle Threshold Servicing Agreements to exceed 8.00% of the aggregate of the Receivable Balances of all Receivables included in the Facility.

“Monthly Reimbursement Rate” means, as of any date of determination, the arithmetic average of the fractions (expressed as percentages), determined for each of the three most recently concluded calendar months, obtained by dividing (i) the aggregate Advance Reimbursement Amounts collected by the Servicer and deposited into the Trust Accounts during such month by (ii) the aggregate Receivable Balances funded by the Servicer using its own funds or facility funds as of the close of business on the last day of the Monthly Advance Collection Period.

“MSRs” means mortgage servicing rights and rights to Mortgage Servicing Rights.

“Net Proceeds Coverage Percentage” means, for any Payment Date, the percentage equivalent of a fraction, (i) the numerator of which equals the amount of Collections on Receivables deposited into the Collection and Funding Account during the related Monthly Advance Collection Period, and (ii) the denominator of which equals the aggregate average outstanding Note Balances of all Outstanding Notes during such Monthly Advance Collection Period.

“Net Property Value” means, with respect to any Mortgaged Property, (A) with respect to a Current Mortgage Loan, the market value of such Mortgaged Property as established by OLS’s independent property valuation methodology (as established by the lesser of any appraisal, broker’s price opinion or OLS’s automated valuation model with respect to such Mortgaged Property) or (B) with respect to a Delinquent Mortgage Loan, the product of (a) the market value of such Mortgaged Property as established by OLS’s independent property valuation methodology (as established by the lesser of any appraisal, broker’s price opinion or OLS’s automated valuation model with respect to such Mortgaged Property), multiplied by (b) OLS’s established market and property discount value rate, minus (c) OLS’s brokerage fee and closing costs with respect to such Mortgaged Property, plus (d) any projected mortgage insurance claim proceeds.

“Note Interest Rate” means, with respect to any Interest Accrual Period for each Class of Notes, the rates described below:

(i) Class A-T1 Term Notes: the sum of (A) the Conduit Cost of Funds Rate for such Interest Accrual Period plus (B) the applicable Margin; provided that, the Note Interest Rate on the Class A-T1 Term Notes shall increase by 1.00% per annum on the Payment Date in November 2012, and again in February 2013, and again in May 2013, if the Class B-T1 Term Notes, the Class C-T1 Term Notes and the Class D-T1 Term Notes have not been paid in full on or before such Payment Date from proceeds of issuance of new notes or otherwise from sources other than Receivables collections;

(ii) Class B-T1 Term Notes: the sum of (A) the Conduit Cost of Funds Rate for such Interest Accrual Period plus (B) the applicable Margin;

(iii) Class C-T1 Term Notes: the sum of (A) the Conduit Cost of Funds Rate for such Interest Accrual Period plus (B) the applicable Margin; and

(iv) Class D-T1 Term Notes: the sum of (A) the Conduit Cost of Funds Rate for such Interest Accrual Period plus (B) the applicable Margin.

provided that if, for any Interest Accrual Period, (a) the Conduit Cost of Funds Rate is not determinable, or (b) a Eurodollar Disruption Event shall have occurred, the Note Interest Rate shall be the Base Rate plus the Margin; and provided further that on any day on which a Facility Early Amortization Event or an Event of Default shall have occurred and shall be continuing at the opening of business on such day, the Note Interest Rate for the Notes shall equal the applicable Default Rate; and provided further, that the Note Interest Rates of any Class Notes held by a Barclays affiliated or administered entity shall be reduced by 0.25% per annum at any time after term notes (other than the term notes that are currently outstanding) shall have been sold by the Issuer in the amount of at least $250,000,000 in an offering approved by the Administrative Agent and notified in writing to the Indenture Trustee.

“Note Rating Agency” means, for the Series 2012-T1 Notes, S&P.

“One-Month LIBOR” shall have the meaning assigned such term in Section 7 of this Indenture Supplement.

“Prime Rate” means the rate announced by the Administrative Agent from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors.

“Program Support Agreement” means any agreement entered into by any Program Support Provider providing for the issuance of one or more letters of credit for the account of such Conduit Holder, the issuance of one or more surety bonds for which a Conduit Holder is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by such Conduit Holder to any Program Support Provider of the aggregate outstanding Note Balance (or portions thereof or participations therein) and/or the making of loans and/or other extensions of credit to such Conduit Holder in connection with such Conduit Holder’s commercial paper program, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means any Person now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, a Conduit Holder or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with such Conduit Holder’s commercial paper program.

“PSA Stressed Non-Recoverable Advance Amount” means as of any date of determination, the sum of:

(i) for all Mortgage Loans that are current as of such date, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Net Property Values for the related Mortgaged Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero; and

(ii) for all Mortgage Loans that are delinquent as of such date, but not related to property in foreclosure or REO Property, the greater of (A) zero and (B) the excess of (i) Total Advances related to such Mortgage Loans on such date over (ii) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Net Property Values for the related Mortgaged Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero; and

(iii) for all Mortgage Loans that are related to properties in foreclosure, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage

Loans on such date over (2) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Net Property Values for the related Mortgaged Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero; and

(iv) for all Mortgage Loans that are related to REO Property, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Net Property Values for the related REO Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero.

“Redemption Percentage” means, for the Series 2012-T1 Notes, 10%.

“Reference Banks” has the meaning assigned to such term in Section 7 of the Indenture Supplement.

“Reserve Interest Rate” has the meaning assigned to such term in Section 7 of the Indenture Supplement.

“Senior Margin”: means, for each Class of the Series 2012-T1 Notes, the percentage listed below for such Class:

(i) Class A-T1 Term Notes: 2.25% per annum;

(ii) Class B-T1 Term Notes: 5.00% per annum;

(iii) Class C-T1 Term Notes: 5.00% per annum; and

(iv) Class D-T1 Term Notes: 5.00% per annum.

“Senior Rate” means, for each Class of the Series 2012-T1 Notes, (a) the lesser of the Conduit Cost of Funds Rate and One-Month LIBOR plus (b) the Senior Margin for such Class.

“Senior Secured Term Loan Facility Agreement” means the Senior Secured Term Loan Facility Agreement, dated as of September 1, 2011, among OFC, as borrower, certain subsidiaries of OFC, as subsidiary guarantors, the lenders party thereto from time to time and the Administrative Agent, as administrative agent and as collateral agent, as amended, supplemented, restated, or otherwise modified from time to time.

“Series 2012-T1 Note Balance” means the aggregate Note Balance of the Series 2012-T1 Notes.

“Series General Reserve Required Amount” means with respect to any Payment Date or Interim Payment Date, as the case may be, for the Series 2012-T1 Notes, an amount equal to (i) on any Payment Date or Interim Payment Date prior to the end of the related Revolving Period, four months’ interest calculated on the Note Balance of each Class of Series 2012-T1 Notes as of such Payment Date or Interim Payment Date, as the case may be; and (ii) as of any Payment Date or Interim Payment Date following the last day of the related Revolving Period, the greater of (A) two month’s interest calculated on the Note Balance of each Class of Series 2012-T1 Notes immediately preceding the last day of the related Revolving Period, and (B) four months’ interest calculated on the Note Balance as of the close of business on such Payment Date or Interim Payment Date, as the case may be.

“Stressed Interest Rate” means, for any Class as of any date, the sum of (x) the per annum index on the basis of which such Class’s interest rate is determined for the current Interest Accrual Period, and (y) such Class’s Constant and (z) the product of (I) such Class’s Coefficient and (II) Stressed Time, plus (ii) the weighted average per annum margin of all outstanding Classes that is added to the index to determine the interest rates for such Class.

“Stressed Time” means, as of any date of determination, the percentage equivalent of a fraction, the numerator of which is 1, and the denominator of which equals the Stressed Time Percentage times the Monthly Reimbursement Rate on such date.

“Stressed Time Percentage” means, for the Series 2012-T1 Notes, Class A-T1 Term Notes: 21%, Class B-T1 Term Notes: 25%, Class C-T1 Term Notes: 29% and Class D-T1 Term Notes: 35%.

“Stated Maturity Date” means, for each Class of the Series 2012-T1 Notes, thirty (30) years following the end of the related Revolving Period.

“Target Amortization Amounts” means, for each Class of the Series 2012-T1 Notes, 12.5% of the Note Balance of such Class at the close of business on the last day of its Revolving Period.

“Target Amortization Event” for the Series 2012-T1 Notes, means the occurrence of any of the following conditions or events, which is not waived by 100% of the Holders of the Series 2012-T1 Notes:

(i) on any Payment Date, the arithmetic average of the Net Proceeds Coverage Percentage determined for such Payment Date and the two preceding Payment Dates is less than five times the percentage equivalent of a fraction (A) the numerator of which equals the sum of the accrued Interest Payment Amounts for each Class of all Outstanding Notes on such date and (B) the denominator of which equals the aggregate average Note Balances of each Class of Outstanding Notes during the related Monthly Advance Collection Period;

(ii) the occurrence of one or more Servicer Termination Events under Designated Servicing Agreements representing 15% or more (by Mortgage Loan balance as of the date of termination) of all the Designated Servicing Agreements then included in the Facility, but not including any Servicer Termination Events that are solely due to the breach of one or more Collateral Performance Tests or a Servicer Ratings Downgrade or the transfer of subservicing of any such Designated Servicing Agreement without the prior written consent of the Administrative Agent;

(iii) the Monthly Reimbursement Rate is less than 8.00%;

(iv) the rating assigned to any Class of Notes is reduced below the Applicable Rating assigned to such Class of Notes;

(v) as of the close of business on the last Business Day of any calendar month, beginning in March, 2012, the Servicer or HLSS (or the Subservicer on and after the MSR Transfer Date) shall have failed to satisfy the Liquidity Requirement;

(vi) as of the close of business on the last Business Day of any calendar month, beginning in March, 2012, HLSS shall have failed to satisfy the Adjusted Tangible Equity Requirement; or

(vii) as of any Payment Date, the average net income of Home Loan Servicing Solutions, Ltd., determined in accordance with GAAP, for any two consecutive fiscal quarters shall be less than $1.00.

“Trigger Advance Rate” means, for any Class within the Series 2012-T1 Notes, as of any date, the rate equal to (1) 100% minus (2) the product of (a) one twelfth of the Stressed Interest Rate for such Class, plus the Expense Rate as of such date, multiplied by (b) the related Stressed Time for such Class as of such date.

“UPB Ratio” means, as of any date of determination with respect to a Designated Servicing Agreement, the ratio (expressed as a percentage) of (i) the lesser of (A) the Funded Advance Receivable Balance for such Designated Servicing Agreement on such day, and (B) the aggregate of the Receivable Balances of Facility Eligible Receivables under such Designated Servicing Agreement on such date over (ii) the aggregate of the unpaid principal balances of the Mortgage Loans serviced under such Designated Servicing Agreement on such date.

“Weighted Average Foreclosure Timeline” means, as of any Determination Date, calculated as of the end of the preceding calendar month, the six-month rolling average of the number of months (calculated consistently with then current Fannie Mae state foreclosure timeline guidance) elapsed from the initiation of foreclosure through the foreclosure sale of each Mortgage Loan serviced under the Designated Servicing Agreements (with each Mortgage Loan weighted equally).

Section 3. Forms of Series 2012-T1 Notes.

The form of the Rule 144A Definitive Note and of the Regulation S Definitive Notes that may be used to evidence the Series 2012-T1 Term Notes in the circumstances described in Section 5.4(c) of the Base Indenture are attached to the Base Indenture as Exhibits A-2 and A-4, respectively.

Section 4. Collateral Value Exclusions.

For purposes of calculating “Collateral Value” in respect of the Series 2012-T1 Notes, the Collateral Value shall be zero for any Receivable that:

(i) is attributable to any Designated Servicing Agreement to the extent that the related Receivable Balances, when added to the aggregate Receivable Balances already outstanding with respect to such Designated Servicing Agreement, would cause the related Advance Ratio to be equal to or greater than 100%;

(ii) is attributable to any Designated Servicing Agreement to the extent that such Receivable Balance, when added to the aggregate Receivable Balances already outstanding with respect to such Designated Servicing Agreement, would cause the related UPB Ratio to exceed 20%;

(iii) is attributable to any Designated Servicing Agreement to the extent that the related Receivable Balance, when added to the aggregate Receivable Balances already outstanding with respect to such Designated Servicing Agreement, would cause the related Market Value Ratio to exceed 20%;

(iv) is attributable to a Designated Servicing Agreement that is a Low Threshold Servicing Agreement;

(v) is attributable to a Designated Servicing Agreement that is a Middle Threshold Servicing Agreement; and

(vi) is attributable to a Designated Servicing Agreement, to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances outstanding with respect to that same Designated Servicing Agreement, cause the total Receivable Balances attributable to such Designated Servicing Agreement to exceed 15% of the aggregate of the Receivable Balances of all Receivables included in the Trust Estate.

Section 5. General Reserve Accounts.

In accordance with the terms and provisions of this Section 5 and Section 4.6 of the Base Indenture, the Indenture Trustee shall establish and maintain a General Reserve Account with respect to the Class A-T1 Term Notes, the Class B-T1 Term Notes, the Class C-T1 Term Notes and the Class D-T1 Term Notes, which shall be an Eligible Account, for the benefit of the Class A-T1 Term Noteholders, the Class B-T1 Term Noteholders, the Class C-T1 Term Noteholders and the Class D-T1 Term Noteholders.

Section 6. Payments; Note Balance Increases; Early Maturity.

The Paying Agent shall make payments of interest on the Series 2012-T1 Notes on each Payment Date in accordance with Section 4.5 of the Base Indenture and any payments of interest, Cumulative Interest Shortfall Amounts, or Fees or Increased Costs allocated to the Series 2012-T1 Notes shall be paid first to the Class A-T1 Term Notes, thereafter to the Class B-T1 Term Notes, thereafter to the Class C-T1 Term Notes, and thereafter to the Class D-T1 Term Notes. The Paying Agent shall make payments of principal on the Series 2012-T1 Notes on each Payment Date in accordance with Section 4.5, of the Base Indenture during any Target Amortization Period or in any Full Amortization Period.

Notwithstanding anything to the contrary contained herein or in the Base Indenture, the Issuer may, upon at least five Business Days’ prior written notice to the Administrative Agent, redeem in whole or in part, and/or terminate and cause retirement of any of the Series 2012-T1 Notes at any time using proceeds of issuance of new Notes.

The Series 2012-T1 Notes are also subject to optional redemption in accordance with the terms of Section 13.1 of the Base Indenture.

Any payments of principal allocated to the Series 2012-T1 Notes during a Full Amortization Period shall be applied in the following order of priority, first, to the Class A-T1 Term Notes until their Note Balance has been reduced to zero, second, to the Class B-T1 Term Notes until their Note Balance has been reduced to zero, third, to the Class C-T1 Term Notes until their Note Balance has been reduced to zero, and fourth, to the Class D-T1 Term Notes until their Note Balance has been reduced to zero.

The Administrative Agent and the Holder of 100% of the Outstanding Notes further confirm that that the Series 2012-T1 Notes issued on the Effective Date pursuant to this Indenture Supplement shall be issued in the name of “Barclays Bank PLC, as Administrative Agent,” and the Administrative Agent and the Holder of 100% of the Outstanding Notes hereby direct the Indenture Trustee to issue the Series 2012-T1 Notes in the name of “Barclays Bank PLC, as Administrative Agent.”

Section 7. Determination of Note Interest Rate and LIBOR.

(a) At least one Business Day prior to each Determination Date, the Administrator shall calculate the Note Interest Rate for the related Interest Accrual Period and the Interest Payment Amount for the Series 2012-T1 Notes for the upcoming Payment Date, and include a report of such amount in the related Payment Date Report.

(b) On each LIBOR Determination Date, the Administrative Agent will determine the arithmetic mean of the London Interbank Offered Rate (“LIBOR”) quotations for one-month Eurodollar deposits (“One-Month LIBOR”) for the succeeding Interest Accrual Period for the Series 2012-T1 Notes on the basis of the Reference Banks’ offered LIBOR quotations provided to the Calculation Agent as of 11:00 a.m. (London time) on such LIBOR Determination Date. As used herein with respect to a LIBOR Determination Date, “Reference Banks” means leading banks engaged in transactions in Eurodollar deposits in the international Eurocurrency market (i) with an established place of business in London, (ii) whose quotations appear on the Bloomberg Screen US0001M Index Page for the LIBOR Determination Date in question and (iii) which have been designated as such by the Calculation Agent (after consultation with the Administrative Agent) and are able and willing to provide such quotations to the Calculation Agent for each LIBOR Determination Date; and “Bloomberg Screen US0001M Index Page” means the display designated as page US0001M Index Page on the Bloomberg Financial Markets Commodities News (or such other pages as may replace such page on that service for the purpose of displaying LIBOR quotations of major banks). If any Reference Bank should be removed from the Bloomberg Screen US0001M Index Page or in any other way fails to meet the qualifications of a Reference Bank, the Administrative Agent may, in its sole discretion, designate an alternative Reference Bank.

If, for any LIBOR Determination Date, two or more of the Reference Banks provide offered One-Month LIBOR quotations on the Bloomberg Screen US0001M Index Page, One-Month LIBOR for the next succeeding Interest Accrual Period for the Series 2012-T1 Notes will be the arithmetic mean of such offered quotations (rounding such arithmetic mean if necessary to the nearest five decimal places).

If, for any LIBOR Determination Date, only one or none of the Reference Banks provides such offered One-Month LIBOR quotations for the next applicable Interest Accrual Period, One-Month LIBOR for the next Interest Accrual Period for the Series 2012-T1 Notes will be the higher of (x) One-Month LIBOR as determined for the previous LIBOR Determination Date and (y) the Reserve Interest Rate. The “Reserve Interest Rate” on any date of determination will be the rate per annum that the Administrative Agent determines to be either (A) the arithmetic mean (rounding such arithmetic mean if necessary to the nearest five decimal places) of the one-month Eurodollar lending rate that New York City banks selected by the Administrative Agent are quoting, on the relevant LIBOR Determination Date, to the principal London offices of at least two leading banks in the London Interbank market or (B) in the event that the Administrative Agent is unable to determine such arithmetic mean, the lowest one-month Eurodollar lending rate that the New York City banks so selected by the Administrative Agent are quoting on such LIBOR Determination Date to leading European banks.

If, on any LIBOR Determination Date, the Administrative Agent is required but is unable to determine the Reserve Interest Rate in the manner provided in the preceding paragraph, One-Month LIBOR for the next applicable Interest Accrual Period will be One-Month LIBOR as determined for the previous LIBOR Determination Date.

Notwithstanding the foregoing, One-Month LIBOR for an Interest Accrual Period shall not be based on One-Month LIBOR for the previous Interest Accrual Period on the Series 2012-T1 Notes for two consecutive LIBOR Determination Dates. If, under the priorities described above, One-Month LIBOR for an Interest Accrual Period on the Series 2012-T1 Notes would be based on One-Month LIBOR for the previous LIBOR Determination Date for the second consecutive LIBOR Determination Date, the Administrative Agent shall select an alternative index (over which the Administrative Agent has no control) used for determining one-month Eurodollar lending rates that is calculated and published (or otherwise made available) by an independent third party, and this alternative index shall constitute One-Month LIBOR for all purposes under this Indenture Supplement in that event.

(c) The establishment of One-Month LIBOR by the Administrative Agent and the Administrative Agent’s subsequent calculation of the Note Interest Rate on the Series 2012-T1 Notes for the relevant Interest Accrual Period, in the absence of manifest error, will be final and binding.

Section 8. Increased Costs.

If any requirement of any law, rule, regulation or order applicable to a Holder of a Series 2012-T1 Note (a “Requirement of Law”) or any change in the interpretation or application thereof or compliance by such Holder with any request or directive (whether or not having the force of law) from any central bank or other governmental authority made subsequent to the date hereof:

(1) shall subject such Holder to any tax of any kind whatsoever with respect to its Series 2012-T1 Note (excluding income taxes, branch profits taxes, franchise taxes or similar taxes imposed on such Holder as a result of any present or former connection between such Holder and the United States, other than any such connection arising solely from such Holder having executed, delivered or performed its obligations or received a payment under, or enforced, this Indenture) or change the basis of taxation of payments to such Holder in respect thereof; shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of such Holder which is not otherwise included in the determination of the Note Interest Rate hereunder; or

(2) shall impose on such Holder any other condition;

and the result of any of the foregoing is to increase the cost to such Holder, by an amount which such Holder deems to be material, of continuing to hold its Series 2012-T1 Note or to reduce any amount due or owing hereunder in respect thereof, or (in the case of any change in a Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Holder or any Person controlling such Holder with any request or directive regarding capital adequacy (whether or not having the force of law) from any governmental or quasi-governmental authority made subsequent to the date hereof) shall have the effect of reducing the rate of return on such Holder’s or such controlling Person’s capital as a consequence of its obligations as a Holder of a Variable Funding Note to a level below that which such Holder or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration such Holder’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Holder to be material, then, in any such case, such Holder shall invoice the Administrator for such additional amount or amounts as calculated by such Holder in good faith as will compensate such Holder for such increased cost or reduced amount, and such invoiced amount shall be payable to such Holder on the Payment Date following the next Determination Date following such invoice, in accordance with Section 4.5(a)(1)(ii) or Section 4.5(a)(2)(ii) of the Base Indenture, as applicable; provided, however, that any amount of Increased Costs in excess of the Increased Cost Limit shall be payable to such Holder in accordance with Section 4.5(a)(1)(viii) or Section 4.5(a)(2)(vi) of the Base Indenture, as applicable.

Increased Costs payable under this Section 8 shall be payable on a Payment Date only to the extent invoiced to the Indenture Trustee prior to the related Determination Date.

Section 9. Series Reports.

(a) Series Calculation Agent Report. The Calculation Agent shall deliver a report of the following items together with each Calculation Agent Report pursuant to Section 3.1 of the Base Indenture to the extent received from the Servicer, with respect to the Series 2012-T1 Notes:

(i) the unpaid principal balance of the Mortgage Loans subject to any Low Threshold Servicing Agreement and Middle Threshold Servicing Agreement;

(ii) the Advance Ratio for each Designated Servicing Agreement, and whether the Advance Ratio for such Designated Servicing Agreement exceeds 100%;

(iii) the Market Value Ratio for each Designated Servicing Agreement, and whether the Market Value Ratio for such Designated Servicing Agreement exceeds 20%;

(iv) the UPB Ratio for each Designated Servicing Agreement, and whether the UPB Ratio for such Designated Servicing Agreement exceeds 20%;

(v) for each Middle Threshold Servicing Agreement, as of the end of the most recently concluded calendar month, the aggregate of the Funded Advance Receivable Balances of all Receivables attributable to such Designated Servicing Agreement as a percentage of the aggregate of the Funded Advance Receivable Balances of all Receivables included in the Trust Estate;

(vi) for each Low Threshold Servicing Agreement, as of the end of the most recently concluded calendar month, the aggregate of the Funded Advance Receivable Balances of all Receivables attributable to such Designated Servicing Agreement as a percentage of the aggregate of the Funded Advance Receivable Balances of all Receivables included in the Trust Estate;

(vii) the Weighted Average Foreclosure Timeline as of the Determination Date for the most recently ended calendar month;

(viii) a list of each Target Amortization Event for the Series 2012-T1 Notes and presenting a yes or no answer beside each indicating whether each such Target Amortization Event has occurred as of the end of the Monthly Advance Collection Period preceding the upcoming Payment Date or the Advance Collection Period preceding the upcoming Interim Payment Date.

(ix) whether any Receivable, or any portion of the Receivables, attributable to a Designated Servicing Agreement, has zero Collateral Value by virtue of the definition of “Collateral Value” or Section 4 of this Indenture Supplement;

(x) a calculation of the Net Proceeds Coverage Percentage in respect of each of the three preceding Monthly Advance Collection Periods (or each that has occurred since the date of this Indenture, if less than three), and the arithmetic average of the three;

(xi) the Monthly Reimbursement Rate for the upcoming Payment Date or Interim Payment Date;

(xii) whether any Target Amortization Amount that has become due and payable has been paid;

(xiii) the PSA Stressed Non-Recoverable Advance Amount for the upcoming Payment Date or Interim Payment Date; and

(xiv) the Trigger Advance Rate for each Class.

(b) Series Payment Date Report. In conjunction with each Payment Date Report, the Indenture Trustee shall also report the Stressed Time Percentage.

(c) Limitation on Indenture Trustee Duties. The Indenture Trustee shall have no independent duty to verify: (i) the Adjusted Tangible Equity, the occurrence of any of the events described in clause (ii), (v), (vi) and (vii) of the definition of “Target Amortization Event,” (iii) compliance with clause (vi) of the definition of “Facility Eligible Servicing Agreement” and (iv) that all Series 2012-T1 Notes meet the criteria set forth in the last proviso of the definition of “Note Interest Rate.”

Section 10. Conditions Precedent Satisfied.

The Issuer hereby represents and warrants to the Holders of the Series 2012-T1 Notes and the Indenture Trustee that, as of the related Issuance Date, each of the conditions precedent set forth in the Base Indenture, including but not limited to those conditions precedent set forth in Section 6.10(a) thereof, have been satisfied.

Section 11. Representation and Warranties.

The Issuer, the Administrator, the Servicer and the Indenture Trustee hereby restate as of the related Issuance Date, or as of such other date as is specifically referenced in the body of such representation and warranty, all of the representations and warranties set forth in Sections 9.1, 10.1 and 11.14, respectively, of the Base Indenture.

Section 12. Amendments.

(a) Notwithstanding any provisions to the contrary in Article XII of the Base Indenture, and in addition to and otherwise subject to the provisions set forth in Sections 12.1 and 12.3 of the Base Indenture, without the consent of the Holders of any Notes or any other Person but with the consent of the Issuer (evidenced by its execution of such amendment), the Indenture Trustee, the Administrator, the Servicer, the Subservicer (whose consent shall be required only to the extent that such amendment would materially affect the Subservicer) and the Administrative Agent, and with prior notice to the applicable Note Rating Agency, at any time and from time to time, upon delivery of an Issuer Tax Opinion and upon delivery by the Issuer to the Indenture Trustee of an Officer’s Certificate to the effect that the Issuer reasonably believes that such amendment will not have an Adverse Effect, may amend this Indenture Supplement for any of the following purposes: (i) to correct any mistake or typographical error or cure any ambiguity, or to cure, correct or supplement any defective or inconsistent provision herein or any other Transaction Document; (ii) to take any action necessary to maintain the rating currently assigned by the applicable Note Rating Agency to and/or to avoid such Class of Notes being placed on negative watch by such Note Rating Agency; or (iii) to amend any other provision of this Indenture Supplement.

(b) Notwithstanding any provisions to the contrary in Section 6.10 or Article XII of the Base Indenture, no supplement, amendment or indenture supplement entered into with the respect to the issuance of a new Series of Notes or pursuant to the terms and provisions of Section 12.2 of the Base Indenture may, without the consent of 66 2/3% of the Series 2012-T1 Notes (including 100% of the Class A-T1 Term Notes), supplement, amend or revise any term or provision of this Indenture Supplement.

Section 13. Counterparts.

This Indenture Supplement may be executed in any number of counterparts, by manual or facsimile signature, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

Section 14. Entire Agreement.

This Indenture Supplement, together with the Base Indenture incorporated herein by reference, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and fully supersedes any prior or contemporaneous agreements relating to such subject matter.

Section 15. Limited Recourse.

Notwithstanding any other terms of this Indenture, the Series 2012-T1 Notes, any other Transaction Documents or otherwise, the obligations of the Issuer under the Series 2012-T1 Notes, this Indenture and each other Transaction Document to which it is a party are limited recourse obligations of the Issuer, payable solely from the Trust Estate, and following realization of the Trust Estate and application of the proceeds thereof in accordance with the terms of this Indenture, none of the Holders of Series 2012-T1 Notes, the Indenture Trustee or any of the other parties to the Transaction Documents shall be entitled to take any further steps to recover any sums due but still unpaid hereunder or thereunder, all claims in respect of which shall be extinguished and shall not thereafter revive. No recourse shall be had for the payment of any amount owing in respect of the Series 2012-T1 Notes or this Indenture or for any action or inaction of the Issuer against any officer, director, employee, shareholder, stockholder or incorporator of the Issuer or any of their successors or assigns for any amounts payable under the Series 2012-T1 Notes or this Indenture. It is understood that the foregoing provisions of this Section 15 shall not (a) prevent recourse to the Trust Estate for the sums due or to become due under any security, instrument or agreement which is part of the Trust Estate or (b) save as specifically provided therein, constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Series 2012-T1 Notes or secured by this Indenture. It is further understood that the foregoing provisions of this Section 15 shall not limit the right of any Person to name the Issuer as a party defendant in any proceeding or in the exercise of any other remedy under the Series 2012-T1 Notes or this Indenture, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity.

Section 16. Owner Trustee Limitation of Liability.

It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Wilmington Trust Company, not individually or personally, but solely as Owner Trustee of the Issuer under the Trust Agreement, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust Company but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust Company, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Agreement or the other Transaction Documents.

IN WITNESS WHEREOF, HLSS Servicer Advance Receivables Trust, as Issuer, HLSS Holdings, LLC (as Administrator on behalf of the Issuer and as Servicer (on and after the MSR Transfer Date)), Ocwen Loan Servicing, LLC (as Servicer (prior to the MSR Transfer Date)), Deutsche Bank National Trust Company, as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary, and Barclays Bank PLC, as Administrative Agent, have caused this Indenture Supplement relating to the Series 2012-T1 Notes, to be duly executed by their respective officers thereunto duly authorized and their respective signatures duly attested all as of the day and year first above written.

HLSS SERVICER ADVANCE RECEIVABLES TRUST, as Issuer	DEUTSCHE BANK NATIONAL TRUST COMPANY, as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary and not in its individual capacity
By: Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee

By:	By:
Name:		Name:
Title:		Title:

By:
Name:
Title:

HLSS HOLDINGS, LLC,	OCWEN LOAN SERVICING, LLC,
as Administrator and as Servicer (on or after the MSR Transfer Date)	as a Subservicer and as Servicer (prior to the MSR Transfer Date)

By:	By:
Name:		Name:
Title:		Title:

BARCLAYS BANK PLC, as Administrative Agent)

By:
Name:
Title:

[Signature Page to Indenture Supplement – HLSS Series 2012-T1 Notes]